Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $0.96 PER UNIT
Up 16% Over First Quarter 2007

HOUSTON, April 16, 2008 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $0.96 ($3.84 annualized) from $0.92 ($3.68 annualized).  Payable on May 15, 2008, to unitholders of record as of April 30, 2008, the distribution represents a 16 percent increase over the first quarter 2007 cash distribution per unit of $0.83 ($3.32 annualized).  KMP has increased the distribution 32 times since current management took over in February of 1997.

KMP reported record quarterly distributable cash flow before certain items of $280.5 million, up 49 percent from $188.6 million for the first quarter of 2007.  Distributable cash flow per unit before certain items was $1.12, up 37 percent from $0.82 per unit for the comparable period last year.  Net income before certain items was $348.9 million compared to $219.1 million for the first quarter of 2007.  Including certain items, net income for the first quarter was $346.7 million compared to a loss of $149.5 million for the same period last year.
Chairman and CEO Richard D. Kinder said, “KMP had an outstanding first quarter with total segment earnings before DD&A reaching an all-time quarterly high of $685 million, up 36 percent from $503 million in the first quarter of 2007.  Results were led by strong performances from the CO2, Natural Gas Pipelines and Terminals business segments.  In the first quarter we began to deliver significant value to our unitholders from some of the more than $7 billion in capital expansion projects that we have undertaken, including the Rockies Express Pipeline.  REX-West began interim service in January, and KMP’s share of contributions from this exciting project will increase when the remainder of this segment of the pipeline commences service later this month.  Looking ahead, KMP is well positioned for future growth.  We
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continue to make good progress on many large infrastructure projects that will drive growth in 2009 and beyond.  While rising construction and material costs have created a challenging business environment, we seem to be managing the process well.  Our total forecasted capital expenditures have increased by about 2.2 percent from the projections detailed at our January investor conference, and we continue to remain on track to bring these projects in service on, or close to, their original schedule.”

Overview of Business Segments
The Products Pipelines segment produced first quarter segment earnings before DD&A of about $141 million, down slightly from the same period last year due to the sale of the North System, which closed in October 2007.  “Excluding the North System, this segment’s earnings before DD&A were up 5.5 percent compared to the first quarter of 2007, led by contributions from the Pacific operations, Southeast Terminals and the Central Florida Pipeline,” Kinder said.  “The Cochin Pipeline underperformed during the quarter due to low propane volumes, but we believe that issue has been resolved moving forward through the implementation of a shipper provided line fill program.  We expect that the Products Pipeline segment will finish 2008 slightly below its budget of 5 percent growth in segment earnings before DD&A.”
Total refined products revenues for the quarter were up 3.5 percent and volumes were down 5.4 percent compared to the same period a year ago.  Excluding Plantation, total refined products volumes were down 1.9 percent for the quarter.  While volumes were down on Plantation, its revenues were up 3.4 percent compared to the first quarter of 2007.  For the segment, gasoline volumes were down 8.7 percent (especially on Plantation), diesel volumes were up 1.1 percent and overall jet fuel volumes were down 1.5 percent due to lower military volumes.  Commercial jet fuel volumes were up 2.1 percent and were particularly strong in the Orlando, Las Vegas and San Francisco markets.  NGL volumes in this segment were down significantly from the first quarter of 2007 due to low propane volumes on Cochin.
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A of $188.2 million, up 39 percent from the first quarter of 2007 and on track to meet its published annual budget of 18 percent growth.  “Our Natural Gas Pipelines business had an
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extremely strong quarter led again by the Texas intrastate pipelines, along with contributions from REX-West and a strong performance by TransColorado,” Kinder said.  “Growth by the intrastates was attributable to increased transportation revenue from long-term contracts, greater value from storage activities, and improved processing volumes and margins. While KMP benefited from the start up of REX-West, this asset produced results below budget for the quarter due primarily to weather related construction delays.”  TransColorado’s increased earnings before DD&A compared to the first quarter of 2007 reflect the completed expansion of the pipeline and increased production in the Piceance and San Juan basins.
Transport volumes in this segment were up about 22 percent from the first quarter of 2007 primarily attributable to the start up of REX-West, and sales volumes were up about 3 percent.
The CO2 business delivered first quarter segment earnings before DD&A of $199.8 million, up 59 percent from the same period last year and on track to exceed its published annual budget of 40 percent growth.  “CO2 had an outstanding quarter driven by stronger than expected oil production at the Yates Field, production in line with our budget at the SACROC Unit and higher hedge prices on crude production,” Kinder said.  “Additionally, CO2 delivery volumes were up 9 percent due primarily to the January start up of the company’s new Doe Canyon source field in southwest Colorado.”
For the quarter, average oil production at Yates increased to 28.6 thousand barrels per day (MBbl/d), a record since KMP invested in Yates, and up 9 percent compared to the first quarter of 2007.  At SACROC, average oil production for the quarter was 27.3 MBbl/d.  While volumes were down from the first quarter a year ago, they were up 8 percent over the fourth quarter of 2007.  NGL sales volumes declined by 3 percent versus the comparable period last year, but were up 5 percent over the fourth quarter.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $50.03 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $65.93 for the quarter.
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The Terminals business reported first quarter segment earnings before DD&A of $125.8 million, up 27 percent from the first quarter of 2007, and is expected to be close to its published annual budget of 24 percent growth.  “Our terminals business had a very good quarter, with growth almost equally attributable to organic opportunities and acquisitions,” Kinder said.  “A number of internal expansions were completed in the first quarter (see details in Other News section of this release) which boosted segment earnings before DD&A and increased throughput.  Acquisitions such as Vancouver Wharves in May of 2007 and Marine Terminals in September of 2007 also contributed positively to segment earnings before DD&A.”
This segment had approximately 7 million additional barrels of liquids tankage capacity available in the first quarter than it did in the same period last year.  The terminals business also benefited in the quarter from strong performances at our Texas petcoke facilities, and at our Pier IX and Chesapeake terminals in Newport News, Va., and Sparrows Point, Md., respectively, which experienced strong coal volumes.
The Trans Mountain Pipeline, which KMP acquired April 30, 2007, produced first quarter segment earnings before DD&A of $30.2 million.  Results were below budget primarily due to the foreign exchange rate and higher income taxes.  Volumes were relatively flat compared to the same period last year.

Outlook
KMP previously announced that it expects to declare cash distributions of $4.02 per unit for 2008, and the company now expects to meet or exceed that target.  This projection includes contributions from assets currently owned by KMP and does not include any benefits from unidentified acquisitions.  Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of at least $4.02 per share for 2008.

Other News
Products Pipelines

•
Modifications to existing infrastructure (storage tanks, truck racks and rail offload facilities) at Central Florida Pipeline’s Tampa and Orlando terminals to support customers’ ethanol blending needs have been completed and placed into service.  The company also began

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preparatory work to make necessary modifications to start batching ethanol in its 16-inch gasoline pipeline between Tampa and Orlando, which is expected to occur in the third quarter.

•	Additional ethanol offloading, storage and blending initiatives began service this month including five projects at Kinder Morgan Southeast Terminals locations and two projects at terminals in Oregon.

•
Progress continues on the approximately $426 million expansion of the CALNEV pipeline system from Colton, Calif., to Las Vegas, Nev.  The expansion will involve the construction of a new 16-inch diameter pipeline that will parallel existing utility corridors (including the existing 14-inch CALNEV multi-products pipeline) to minimize environmental impacts.  Three public hearings addressing the environmental permitting of this project were recently completed.  Upon completion, capacity on the pipeline will increase to approximately 200,000 barrels per day (bpd) and could be further increased to over 300,000 bpd by installing additional pump stations.  The expansion is expected to be complete in April 2011.

•
KMP recently reached agreement with the Defense Energy Support Center regarding nearly $50 million of capital projects in California involving construction and operation of pipeline, storage and filtration facilities at the company’s Carson terminal and the Travis Air Force Base in Fairfield.

Natural Gas Pipelines

•
REX-West began interim service Jan. 12 with capacity of 1.4 billion cubic feet (Bcf) per day on approximately 500 miles of pipe from the Cheyenne Hub in Weld County, Colo., to the ANR delivery point in Brown County, Kan.  The remaining 213 miles of REX-West to the PEPL delivery point in Audrain County, Mo., is expected to begin service later this month and will increase capacity on REX-West to 1.5 Bcf per day.  REX-West is a 713-mile, 42-inch diameter pipeline with deliveries available on the pipeline system to interconnects with Kinder Morgan Interstate Gas Transmission, Northern Natural Gas Company, Natural Gas Pipeline Company of America, ANR and Panhandle Eastern Pipeline Company.

•
FERC last week issued its final environmental approval for REX-East and construction is scheduled to begin in June with completion of the pipeline by year-end.  REX-East is a 638-mile pipeline segment that will extend REX eastward from Audrain County to Clarington, Ohio.  The entire REX project is expected to be fully operational by June 2009, subject to receipt of regulatory approvals.  One of the largest natural gas pipelines to be constructed in North America, REX is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.  When completed, the pipeline will have a capacity of approximately 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for all of the capacity on the pipeline.  KMP is overseeing construction of the project and will operate the pipeline.

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•
KMP is currently negotiating binding commitments with potential customers for the Northeast Express project following completion of a promising non-binding open season.  The proposed 375-mile extension of REX would extend the pipeline’s route from Clarington, and add capacity to receive volumes from Lebanon, Ohio, to the endpoint in Linden, N.J.  Subject to receipt of sufficient binding commitments and regulatory approvals, the Northeast Express project could begin service in late 2010.

•
The Midcontinent Express Pipeline is expected to be in service by March of 2009, subject to receipt of regulatory approvals.  The approximately $1.3 billion project will extend from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi to an interconnection with the Transco Pipeline near Butler, Ala.  Midcontinent Express has put in place a $1.4 billion, three-year bank facility to be utilized for construction of the project.  The pipeline will have initial capacity of 1.4 Bcf per day, of which over 1.3 Bcf per day is now fully subscribed with long-term binding commitments from creditworthy shippers.  Construction on the project, a 50/50 joint venture of KMP and Energy Transfer Partners, is expected to begin this summer.

•
Construction is under way on the approximately $514 million Kinder Morgan Louisiana Pipeline, a 133-mile, 42-inch diameter line, that will transport natural gas to multiple pipelines from the Cheniere Sabine Pass liquefied natural gas terminal in Louisiana.  All of the approximately 3.2 Bcf per day of capacity on the pipeline has been subscribed by Chevron and Total.  The pipeline is anticipated to be fully operational no later than Jan. 1, 2009, about three months sooner than initially projected.

•
Construction is under way on the approximately $70 million natural gas pipeline that will bring new supplies out of East Texas to Gulf Coast markets.  The new pipeline consists of 63-miles of 24-inch pipe and is expected to be in service this summer.  KMP has a long-term binding agreement with CenterPoint Energy Services to provide firm transportation for a significant portion of the initial project capacity which is 225 million cubic feet (MMcf) per day.  When completed, the project will more than double capacity on the company’s Texas Intrastate pipeline system to move East Texas production to markets in the Houston and Beaumont areas.

•
KMP recently received FERC approval and will begin construction on the approximately $30 million Colorado Lateral expansion in May.  When completed the 41-mile pipeline project will become part of the Kinder Morgan Interstate Gas Transmission system and will transport natural gas along the Front Range to local distribution companies and industrial end users.  The pipeline will have an initial capacity of 74,000 dekatherms per day and firm contracted service is expected to begin in the third quarter.

CO2

•	KMP’s new Doe Canyon Deep Unit began commercial production on schedule in mid-January and is producing over 100 MMcf per day of CO2 at this new source field in Dolores

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County, Colo.  The approximately $87 million project included six new CO2 production wells and construction of a new pipeline that connected the existing Cortez Pipeline to Doe Canyon.

Terminals

•
Construction was completed on the North 40 Terminal near Edmonton, Alberta, in the first quarter and service began the first week of April.  The approximately C$154 million project included building nine storage tanks with a capacity of about 2.15 million barrels, all of which is subscribed by shippers under long-term contracts.  The facility will provide needed storage capacity and services to support oil sands shipments, local refinery feed stocks, blending and crude pipeline shipments.

•
KMP also completed approximately $350 million in additional terminal projects during the past six months, adding 650,000 barrels of storage capacity at the Galena Park facility on the Houston Ship Channel, 1.4 million barrels of new capacity at the Perth Amboy Terminal in New York Harbor and 95,000 barrels of ethanol storage at Argo, Ill.  Other projects included a major expansion of the Pier IX Terminal, which primarily handles coal, in Newport News, Va., upgrades to the ship dock and tanks at the Staten Island facility and completion of a new marine terminal in Columbus, Miss., that will handle scrap iron and other raw materials to support the SeverCorr steel plant.

Trans Mountain Pipeline

•
Construction continues on the approximately C$486 million Anchor Loop project, which will increase capacity on Trans Mountain from about 260,000 to 300,000 bpd.  The Jasper spread, which will add 25,000 bpd, is nearing completion and is expected to be in service by May, while the Mount Robson spread is expected to be completed by the end of November.

Miscellaneous

•	KMP raised total equity in the first quarter of $384 million, including a public offering of 5.75 million common units that raised net proceeds of approximately $324.2 million.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC will also receive a $0.96 distribution ($3.84 annualized), payable on May 15, 2008, to shareholders of record as of April 30, 2008.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than
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25,000 miles of pipelines and 165 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $20 billion.  The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, April 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principles financial measures of distributable cash flow, distributable cash flow per unit, and earnings before DD&A are presented in this news release.  For KMP overall, we define distributable cash flow to be limited partners’ pretax income before DD&A less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, our equity method investee.  For our segments we define distributable cash flow as segment net income (which is before corporate costs of G&A and interest) plus DD&A less sustaining capital expenditures.  The components of the difference between overall KMP distributable cash flow and segment distributable cash flow are cash versus book taxes, DD&A and sustaining capital expenditures on Rockies Express, G&A, interest, minority interest and the general partner’s interest.  Distributable cash flow per unit is overall KMP distributable cash flow divided by average outstanding units.  We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments.  The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of certain items which are clearly identified in the attached charts and "sustaining capital expenditures,” which is not a defined term under GAAP.  Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset.  We routinely calculate and communicate these measures to investors.  We believe that continuing to provide this information results in consistency in our financial reporting.  In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance.  Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating.
This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Mos. Ended Mar. 31
	2008	2007
Revenues	$2,720.3	$2,171.7

Costs and Expenses
Operating expenses	2,018.5	1,636.7
Depreciation, depletion and amortization	158.1	130.3
General and administrative	76.8	70.3
Taxes, other than income taxes	48.0	35.0
Other expense (income)	(0.5)	374.9
	2,300.9	2,247.2
Operating Income	419.4	(75.5)

Other Income/(Expense)
Earnings from equity investments	37.7	18.3
Amortization of excess cost of equity investments	(1.4)	(1.4)
Interest, net	(96.7)	(90.8)
Other, net	2.9	0.6
Minority interest	(4.0)	1.2

Income from continuing operations before income taxes	357.9	(147.6)

Income tax expense	(11.7)	(9.0)

Income from continuing operations	346.2	(156.6)

Income from discontinued operations	0.5	7.1

Net Income	$346.7	$(149.5)

Calculation of Limited Partners’ Interest in Net Income:
Income from Continuing Operations	$346.2	$(156.6)
Less: General Partner’s interest	(187.4)	(136.0)
Limited Partners’ interest	158.8	(292.6)
Add: Limited Partner’s interest in Discontinued Operations	0.5	7.0
Limited Partners’ interest in Net Income	$159.3	$(285.6)

Diluted Limited Partners’ Net Income per Unit:
Income from Continuing Operations	$0.63	$(1.27)
Income from Discontinued Operations	$-	$0.04
Net Income	$0.63	$(1.23)
Weighted Average Units Outstanding	251.0	231.3

Declared distribution/unit	$0.96	$0.83

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Mos. Ended Mar. 31
	2008	2007
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$141.0	$143.2
Natural Gas Pipelines	188.2	135.7
CO2	199.8	125.4
Terminals	125.8	98.7
Trans Mountain	30.2	-
Total	$685.0	$503.0

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$23.0	$23.4
Natural Gas Pipelines	16.8	16.1
CO2	83.1	69.4
Terminals	29.1	20.5
Trans Mountain	7.5	-
Total	$159.5	$129.4

Segment Earnings Contribution:
Products Pipelines	$118.0	$119.8
Natural Gas Pipelines	171.4	119.6
CO2	116.7	56.0
Terminals	96.7	78.2
Trans Mountain	22.7	-
General and Administrative	(75.4)	(61.9)
Interest, net	(97.2)	(90.5)
Minority Interest	(4.0)	(2.1)
Certain Items (net of minority interests):
Trans Mountain Before Dropdown	-	8.9
Trans Mountain Goodwill Impairment	-	(373.3)
Allocated non-cash long-term compensation	(1.4)	(2.2
Loss on Debt Retirement	-	(1.0)
Gain on Sale[1]	0.5	-
Other[2]	(1.3)	(1.0)
Sub-total Certain Items	(2.2)	(368.6)
Net income	$346.7	$(149.5)
Less: General Partner’s Interest in Net Income	(187.4)	(136.1)
Limited Partners’ Net Income	$159.3	$(285.6)

Net income before certain items	$348.9	$219.1
Less: General Partner’s Interest in Net Income before certain items	(187.4)	(139.8)
Limited Partners’ Net Income before certain items	161.5	79.3
Depreciation, depletion and amortization [3]	165.6	130.6
Book /(Cash) Taxes - Net	(16.7)	5.5
Sustaining capital expenditures	(29.9)	(26.8)
DCF before certain items	$280.5	$188.6

Net income/unit before certain items	$0.64	$0.34
DCF/unit before certain items	$1.12	$0.82
Weighted Average Units Outstanding	251.0	231.3
____________
[1]	2008 - gain on sale of North System
[2]	2007 - Hurricanes Katrina & Rita , Imputed interest on Cochin acquisition, 2008 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable
[3]	Includes Rockies Express DD&A of $1.2 million in ‘07 and $6.1 million in ‘08

Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended Mar. 31
	2008	2007
Products Pipelines
Gasoline	97.8	107.2
Diesel	38.6	38.2
Jet Fuel	29.7	30.2
Total Refined Product Volumes (MMBbl)	166.1	175.6
NGL’s	6.9	9.6
Total Delivery Volumes (MMBbl)[1]	173.0	185.2

Natural Gas Pipelines[2]
Transport Volumes (Bcf)	495.4	405.0
Sales Volumes (Bcf)	215.0	209.0

CO2
Delivery Volumes (Bcf)[3]	180.2	165.7
Sacroc Oil Production - Gross (MBbl/d)[4]	27.3	29.9
Sacroc Oil Production - Net (MBbl/d)[5]	22.8	24.9
Yates Oil Production Gross - (MBbl/d)[4]	28.6	26.1
Yates Oil Production - Net (MBbl/d)[5]	12.7	11.6
NGL Sales Volumes (MBbl/d)[6]	9.5	9.7
Realized Weighted Average Oil Price per Bbl [7,8]	$50.03	$35.17
Realized Weighted Average NGL Price per Bbl[8]	$65.93	$41.71

Terminals
Liquids Leaseable Capacity (MMBbl)	50.6	43.6
Liquids Utilization %	97.5%	98.5%
Bulk Transload Tonnage (MMtons)	23.2	23.3

Trans Mountain	19.5	19.8
____________
[1]	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
[2]	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado and Rockies Express Pipeline (REX)
[3]	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
[4]	Represents 100% production from the field
[5]	Represents Kinder Morgan’s net share of the production from the field
[6]	Net to Kinder Morgan
[7]	Includes all Kinder Morgan crude oil properties
[8]	Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	March 31,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$73	$59
Other current assets	1,407	1,151
Property, Plant and Equipment, net	12,042	11,591
Investments	915	655
Deferred charges and other assets	1,840	1,722
TOTAL ASSETS	$16,277	$15,178

LIABILITIES AND PARTNERS’ CAPITAL

Notes payable and current maturities of long-term debt	$567	$610
Other current liabilities	2,095	1,948
Long-term debt	7,095	6,456
Value of interest rate swaps	271	152
Other	1,654	1,522
Minority interest	56	54
Partners’ Capital
Accumulated Other Comprehensive Loss	(1,570)	(1,276)
Other Partners’ Capital	6,109	5,712
Total Partners’ Capital	4,539	4,436
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$16,277	$15,178

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$7,589	$7,007

Segment Earnings Before DD&A and certain items	$2,405	$2,223
G&A	(259)	(246)
Income Taxes	72	67
EBITDA[1]	$2,218	$2,044

Debt to EBITDA	3.4	3.4
____________
[1]	2008 EBITDA is last twelve months